Exhibit 99

Heritage Financial Group Reports First Quarter Net Income of $580,000 or $0.06 Per Diluted Share for the First Quarter of 2008

Company Declares Quarterly Cash Dividend of $0.07 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the first quarter ended March 31, 2008. Highlights of the quarter included continued growth in the Company's loan portfolio – up 2% over the last three months and 9% since the first quarter of 2007, along with increased net interest income and non-interest income. Offsetting this progress, however, the Company continued to respond to potential risk in its loan portfolio, increasing its provision for loan losses from the year-earlier quarter, and incurring higher non-interest expense related in part to its recently opened permanent branch in Ocala, Florida, which replaced temporary quarters established in mid-2006. Largely because of these higher costs, net income for the first quarter of 2008 declined 19% to $580,000 or $0.06 per diluted share from $719,000 or $0.07 per diluted share in the year-earlier quarter.

Separately, Heritage Financial Group announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per share. The dividend will be paid on May 16, 2008, to stockholders of record as of May 2, 2008. Heritage, MHC, which holds 7,868,875 shares or approximately 74% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to post solid operating results for the first quarter, which we believe are especially noteworthy considering the current economic and rate environment that typically hampers loan growth and pressures margins. Clearly the last several months have been challenging for most financial institutions, marked by significant loan losses and anemic loan volume. Therefore we are gratified to see continued growth in our own portfolio and relatively stable trends in net interest margin. We continue to reposition our balance sheet for a declining-rate environment, actions that along with loan growth have been key factors in our rising net interest income. We also are working diligently to build momentum in our new Ocala market to offset the expansion costs we have incurred there with the recent opening of a permanent branch as well as our new downtown office set to open soon. We are confident these strategies will drive solid performance for the Company over the long term as we build our business, reach new markets, and enhance our efficiency."

Net interest income for the first quarter increased 6% to $3,690,000 from $3,487,000 in the same quarter last year. The Company's net interest margin was 3.56% in the first quarter, reflecting a decline of 11 basis points from 3.67% in the fourth quarter of 2007 and 14 basis points from the first quarter last year, underscoring the dramatic drop in interest rates during the first quarter of 2008. Management believes margins will remain under pressure in the near future due to potential additional rate cuts by the Federal Reserve, but the Company's actions to reposition its balance sheet for the current rate environment are expected to help mitigate future margin pressures.

Non-performing loans increased to $4,696,000 at the end of the first quarter from $3,212,000 at the end of the fourth quarter of 2007 and were up from $363,000 at the end of the first quarter of 2007. As a percent of total loans outstanding, non-performing loans were 1.50% at the end of the first quarter of 2008, up from 1.05% at the end of the fourth quarter of 2007 and 0.25% for the year-earlier period. Net charge-offs to average outstanding loans, on an annualized basis, dropped to 0.28% in the first quarter of 2008 from 0.99% for the fourth quarter of 2007. Annualized charge-offs were 0.12% in the first quarter last year.

Because of the increase in non-performing loans in the first quarter of 2008, the Company increased its provision for loan losses to $400,000 from $158,000 in the year-earlier period. At March 31, 2008, the allowance for loan losses totaled $4,720,000 or 1.51% of total loans outstanding versus $4,416,000 or 1.44% of total loans outstanding at December 31, 2007, and $4,184,000 or 1.46% of total loans outstanding at March 31, 2007. Management pointed out that, despite the recent rise in non-performing loans, the amount of criticized and classified loans have remained relatively level, and noted that the Bank has relatively moderate exposure to construction and development loans. Management continues to assess the credit strength of borrowers, collateral values and other factors that affect the loan portfolio in light of rapidly changing market conditions.

Net interest income after provision for loan losses declined 1% to $3,290,000 for the first quarter of 2008 versus $3,329,000 in the year-earlier quarter.

Noninterest income for the first quarter of 2008 increased 11% to $1,765,000 from $1,588,000 in the same period last year, primarily due to an increase in overdraft, ATM and check card transaction fees, and revenues from brokerage services. Noninterest expense for the first quarter of 2008 rose 12% to $4,356,000 from $3,906,000 in the first quarter of 2007, reflecting primarily higher foreclosure expenses, regulatory fees, equipment and occupancy expenses, advertising and marketing costs, and higher data processing fees related to the increase in ATM and debit card transactions. In addition, the Company incurred higher legal expenses associated with its proposed investment in Chattahoochee Bank of Georgia (in organization). The Company's efficiency ratio was 79.85% versus 76.97% in the first quarter of 2007.

Annualized return on average stockholders' equity for the first quarter ended March 31, 2008, was 3.52% versus 4.53% for the comparable period last year. Annualized return on average total assets for the first quarter ended March 31, 2008, was 0.49% compared with 0.68% for the same period in 2007.

The Company's total assets increased 3% to $484,407,000 at March 31, 2008, from $468,672,000 at December 31, 2007, and were up 10% from $441,347,000 at March 31, 2007. Gross loans increased 2% to $312,279,000 at March 31, 2008, from $304,673,000 at December 31, 2007, and rose 9% from $286,622,000 at March 31, 2007. Deposits declined 4% to $316,489,000 at the end of the first quarter of 2008 from $330,629,000 at December 31, 2007, reflecting a decrease in brokered deposits, and were down 1% from $320,659,000 at the end of the first quarter of 2007. Total stockholders' equity declined slightly to $65,307,000 at March 31, 2008, from $65,592,000 at December 31, 2007, but increased 2% from $63,777,000 at March 31, 2007. During the first quarter of 2008, the Company repurchased 152,000 shares under its current 300,000-share stock repurchase program at a cost of $1,923,000. The Company has remaining authorization under the program to repurchase up to 87,000 shares through February 2009.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of March 31, 2008, the Company reported total assets of approximately $484.4 million and total stockholders' equity of approximately $65.3 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 74% of the shares of Heritage Financial Group. The remaining 26% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP
Unaudited Financial Highlights
(In thousands, except per share amounts)

		Three Months Ended
		March 31,
		2008	2007
Total interest income		$7,033	$6,584
Total interest expense		3,343	3,097
Net interest income		3,690	3,487
Provision for loan losses		400	158
Net interest income after provision for loan losses		3,290	3,329
Noninterest income		1,765	1,588
Noninterest expense		4,355	3,906
Income before income taxes		700	1,011
Income tax expense (benefit)		120	292
Net income		$580	$719
Basic earnings per share		$0.06	$0.07
Diluted earnings per share		$0.06	$0.07
Weighted average shares outstanding - basic		10,283	10,318
Weighted average shares outstanding - diluted		10,310	10,384
Dividends declared per share		$0.07	$0.06

	March 31,	Dec. 31,	March 31,
	2008	2007	2007
Total assets	$484,407	$468,672	$441,289
Cash and cash equivalents	9,113	8,954	8,887
Interest bearing deposits in banks	567	380	283
Securities available for sale	128,824	107,867	105,101
Loans receivable	312,279	304,673	286,622
Allowance for loan losses	4,720	4,416	4,184
Total deposits	316,489	330,629	320,659
Federal Home Loan Bank advances	65,000	50,000	40,000
Stockholders' equity	65,307	65,592	63,777

Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2008 and 2007, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the quarter ended March 31, 2008, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer